WaMu Mortgage Pass-Through Certificates
Series 2006-AR11 Marketing Materials

One-Year MTA Indexed Option ARMS

$ [571,753,000]
(Approximate, Subject to
+/- 10% Variance)

WaMu Asset Acceptance Corp.
Depositor

Washington Mutual Bank
Sponsor and Servicer

Important Notice About Information Presented in this
Preliminary Term Sheet

The securities described in this preliminary term sheet may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayment, yield curve and interest rate risks. Investors should carefully consider the risks of these securities.

We do not intend that there be any sale of the securities discussed in this preliminary term sheet in any state in which such offer or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such state.

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

We will provide information to you about the offered certificates in two separate documents that progressively provide more detail: (a) a prospectus, which provides general information, some of which may not apply to your series of certificates, and (b) the WaMu Mortgage Pass–Through Certificates, Series AR (Option  ARM Loans) free writing prospectus, along with this preliminary term sheet, describes more specifically the terms of your series of certificates. This preliminary term sheet does not contain all of the information that is required to be included in the prospectus and the prospectus supplement that will be prepared for your series of certificates. The information in this preliminary term sheet is subject to completion or change. The information in this preliminary term sheet supersedes information contained in any prior term sheet relating to these securities prior to the time of your commitment to purchase. To understand the terms of the offered certificates, read carefully this entire preliminary term sheet and the prospectus and the WaMu Mortgage Pass–Through Certificates, Series AR (Option ARM Loans) free writing prospectus we will provide you. You may obtain a copy of the prospectus and the WaMu Mortgage Pass–Through Certificates, Series AR (Option ARM Loans) free writing prospectus by contacting WaMu Capital Corp. at 1-800-667-9569.

THE DATA DESCRIBING THE MORTGAGE POOL IN THIS PRELIMINARY TERM SHEET REFLECTS THE PRELIMINARY CHARACTERISTICS OF THE MORTGAGE POOL AS OF THE CUT-OFF DATE, WHICH IS AUGUST 1, 2006.  THE PROSPECTUS SUPPLEMENT THAT WILL BE PREPARED FOR THIS TRANSACTION WILL REFLECT THE FINAL MORTGAGE POOL DATA AS OF THE CUT-OFF DATE.  ONCE AVAILABLE, A FINAL PROSPECTUS AND PROSPECTUS SUPPLEMENT MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING WAMU CAPITAL CORP. AT 1-800-667-9569.

This preliminary term sheet is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this preliminary term sheet. The mortgage-backed securities referred to in this preliminary term sheet are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this preliminary term sheet. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Preliminary Term Sheet	Date Prepared: August 15, 2006

WaMu Mortgage Pass-Through Certificates, Series 2006-AR11
$ [571,753,000] (Approximate, Subject to +/- 10% Variance)

Publicly Offered Certificates
Adjustable Rate Residential Mortgage Loans

Class (1)	Principal Amount (Approx.) (1)	WAL (Yrs) To Call/Mat (2)	Pmt Window (Mths) To Call/Mat (2)	Interest Rate Type	Tranche Type	Expected Ratings S&P / Moody’s
3A-1A	$ 427,005,000	3.17/3.45	1-99/1-480	Variable (3)	Senior	AAA/Aaa
3A-1B	$ 53,376,000	3.17/3.45	1-99/1-480	Variable (3)	Senior Mezz	AAA/Aaa
3A-1C	$ 53,376,000	3.17/3.45	1-99/1-480	Variable (4)	Junior Mezz	AAA/Aaa
3X-PPP	$ 580,171,780			(5)	Prepayment Penalty	AAA/Aaa
3-B-1	$ 8,123,000	5.60/6.26	1-99/1-480	Variable (6)	Subordinate	AA+/Aa1
3-B-2	$ 8,702,000	5.60/6.26	1-99/1-480	Variable (6)	Subordinate	AA/Aa1
3-B-3	$ 2,900,000	5.60/6.26	1-99/1-480	Variable (6)	Subordinate	AA-/Aa1
3-B-4	$ 3,481,000	5.60/6.26	1-99/1-480	Variable (6)	Subordinate	A+/Aa2
3-B-5	$ 2,900,000	5.60/6.26	1-99/1-480	Variable (6)	Subordinate	A/Aa3
3-B-6	$ 2,320,000	5.60/6.26	1-99/1-480	Variable (6)	Subordinate	A-/Aa3
3-B-7	$ 1,740,000	5.60/6.26	1-99/1-480	Variable (6)	Subordinate	BBB+/A1
3-B-8	$ 1,740,000	5.60/6.26	1-99/1-480	Variable (6)	Subordinate	BBB/A2
3-B-9	$ 2,320,000	5.60/6.26	1-99/1-480	Variable (6)	Subordinate	BBB-/A3
3-B-10	$ 1,740,000	5.60/6.26	1-99/1-480	Variable (6)	Subordinate	BB+/Baa1
3-B-11	$ 2,030,000	5.60/6.26	1-99/1-480	Variable (6)	Subordinate	BB/Baa3
3-B-12	$ 1,740,000	Privately Offered Certificates			Subordinate	BB-/Ba1
3-B-13	$ 3,190,000				Subordinate	B/NR
3-B-14	$ 3,488,780				Subordinate	NR / NR

Total:

$ 580,171,780

(1)     Distributions on the Class 3A-1A, Class 3A-1B, Class 3A-1C, Class 3X-PPP and Class R Certificates will be derived primarily from a pool of conforming balance adjustable-rate mortgage loans indexed off of One-Year MTA (as defined herein) (such mortgage loans, the “Group 3 Mortgage Loans” or "Mortgage Loans").  Amounts otherwise available for distribution as interest to the Class 3X-PPP Certificates may instead be used to pay Carryover Shortfall Amounts to the Class A (as defined herein) and Subordinate Certificates (as defined herein). Class sizes are subject to final collateral pool size and rating agency approval and may increase or decrease by up to 10%.

(2)     WAL and Payment Windows for the Class 3A-1A, Class 3A-1B, Class 3A-1C, Class 3-B-1, Class 3-B-2, Class 3-B-3, Class 3-B-4, Class 3-B-5, Class 3-B-6, Class 3-B-7, Class 3-B-8, Class 3-B-9, Class 3-B-10 and Class 3-B-11 Certificates are shown to the Optional Call Date (as defined herein) and to Maturity.

(3)     On each Distribution Date (as defined herein), the certificate interest rate for the Class 3A-1A and Class 3A-1B Certificates will be equal to the lesser of (i) One-Year MTA plus the related margin and (ii) the Net WAC Cap (as defined herein) for the Group 3 Mortgage Loans.  In addition, if on the initial Distribution Date the certificate interest rate for the Class 3A-1A and Class 3A-1B Certificates is equal to the Net WAC Cap for the Group 3 Mortgage Loans, the Class 3A-1A and Class 3A-1B Certificates may be entitled to receive, as interest, Carryover Shortfall Amounts from amounts, if any, otherwise payable to the Class 3X-PPP Certificates. See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet. For the initial Distribution Date, after giving effect to carryover shortfall payments, if any, the annual certificate interest rate on these certificates will equal approximately [__]%.

(4)     On each Distribution Date, the certificate interest rate for the Class 3A-1C Certificates will be equal to the least of (i) the London Interbank Offered Rate for one-month United States dollar deposits (“LIBOR”) plus the related margin (the margin will be multiplied by 2.0 after the first possible Optional Call Date), (ii) the Adjusted Net WAC Cap (as defined herein) for Loan Group 3 and (iii) the Maximum Loan Group 3 Rate (as defined herein). In addition, if on any Distribution Date the certificate interest rate for the Class 3A-1C Certificates are equal to the Adjusted Net WAC Cap Loan Group 3, the Class 3A-1C Certificates may be entitled to receive, as interest, Carryover Shortfall Amounts from amounts, if any, otherwise payable to the Class 3X-PPP Certificates. See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet. For the initial Distribution Date, after giving effect to carryover shortfall payments, if any, the annual certificate interest rate on these certificates will equal approximately [__]%.

(5)     Solely for purposes of calculating distributions of principal and interest and the allocation of losses realized on the Mortgage Loans, the Class 3X-PPP Certificates will be deemed to be comprised of an interest-only component (the "Class 3X IO Component”, also a "Class X IO Component") and a principal-only component (the "Class 3X PO Component", also a "Class X PO Component"). Interest, if any, will be payable with respect to the Class X IO Components. The Class X IO Components will not have a principal balance and principal will not be payable with respect to any Class X IO Component. Each Class X PO Component will have a principal balance which initially will equal zero. Interest will not accrue on any Class X PO Component. In the event that interest otherwise payable with respect to each Class X IO Component is reduced as a result of the allocation of net negative amortization (as described herein), the amount of such reduction will be added as principal to the related Class X principal balance.

The amount of interest available for distribution to the Class 3X-PPP Certificates on any Distribution Date (before giving effect to the allocation of any shortfall in interest collections and payment of Carryover Shortfall Amounts (as defined herein)) will equal, subject to the limitations described in this footnote (5), the excess, if any, of:

(x)            the product of (i) a fraction, the numerator of which is the Net WAC Cap for the Group 3 Mortgage Loans and the denominator of which is 12, and (ii) the Loan Group 3 Balance (as defined herein) over

(y)            the product of (i) a fraction, the numerator of which is the Weighted Average Certificate Interest Rate for Loan Group 3 and the denominator of which is 12, and (ii) the Loan Group 3 Balance reduced by the Class 3X-PPP Principal Balance.

Notwithstanding the foregoing, interest otherwise available for distribution to the Class 3X-PPP Certificates on any Distribution Date may instead be distributed as Carryover Shortfall Amounts.  See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet.

Additionally, the Class 3X-PPP Certificates will be entitled to receive all prepayment penalty payments, with respect to voluntary full prepayments, remitted to the Trust for each Group 3 Mortgage Loan. Accordingly, these amounts will not be available for distribution to other classes of certificates

(6)     For each Distribution Date, the certificate interest rate for the Class 3-B-1, Class 3-B-2, Class 3-B-3, Class 3-B-4, Class 3-B-5, Class 3-B-6, Class 3-B-7, Class 3-B-8, Class 3-B-9, Class 3-B-10 and Class 3-B-11 Certificates will be equal to the least of (i) LIBOR plus the related margin (in each case, the margin will be multiplied by 1.5 after the first possible Optional Call Date), (ii) the Adjusted Net WAC Cap for Loan Group 3 and (iii) the Maximum Loan Group 3 Rate.  See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet.

Transaction Summary:

Issuing Entity: WaMu Mortgage Pass-Through Certificates Series 2006-AR11 Trust (the "Trust')

Depositor: WaMu Asset Acceptance Corp. (“WAAC”)

Sponsor and Servicer: Washington Mutual Bank (“WMB”).

Sole Manager: WaMu Capital Corp.

Trustee: LaSalle Bank

Rating Agencies: It is anticipated that the Offered Certificates will be rated by Moody’s and Standard & Poor’s and assigned the credit ratings described on page 3 of this Preliminary Term Sheet.

Cut-off Date: August 1, 2006

Expected Pricing Date For the Offered Certificates: On or about August [15], 2006

Closing Date: On or about August [24], 2006

Distribution Date: The 25th of each month (or if such day is not a business day, the next succeeding business day), commencing in September 2006.

Servicing Fee Group 3 Mortgage Loans: Either (a) the greater of (i) 0.375% per annum of the principal balance of each Group 3 Mortgage Loan and (ii) the excess, if any, of the gross margin on such mortgage loan over 1.40% per annum of the principal balance of such mortgage loan or (b) the initial fixed rate on such Mortgage Loan.

Certificates: The Senior Certificates will consist of the Class 3A-1A, Class 3A-1B, Class 3A-1C (the “Class A Certificates”) and the Class 3X-PPP Certificates. The “Senior Subordinate Certificates” will consist of the Class 3-B-1, Class 3-B-2, Class 3-B-3, Class 3-B-4, Class 3-B-5, Class 3-B-6, Class 3-B-7, Class 3-B-8, Class 3-B-9, Class 3-B-10 and Class 3-B-11 Certificates. The “Junior Subordinate Certificates” will consist of the Class 3-B-12, Class 3-B-13 and Class 3-B-14 Certificates. The Senior Subordinate Certificates and Junior Subordinate Certificates are collectively known as the “Subordinate Certificates”. The Senior Certificates and Subordinate Certificates are collectively referred to herein as the “Certificates.” The Senior Certificates and the Senior Subordinate Certificate are being offered herein and are referred to herein as the “Offered Certificates”.

Registration: Each class of Offered Certificates will be made available in book-entry form through DTC.  It is anticipated that the Offered Certificates will also be made available in book-entry form through Clearstream, Luxembourg and the Euroclear System.

Federal Tax Treatment: It is anticipated that the Offered Certificates will be treated as REMIC regular interests for federal tax income purposes, coupled in certain cases with a right to receive additional payments pursuant to a notional principal contract. The portion of the Class 3X-PPP Certificates that represents their right to receive certain prepayment penalties will be treated as stripped interests in the related Mortgage Loans for federal income tax purposes and will not represent an interest in any REMIC.

Accrued Interest: The price to be paid by investors for the Class 3A-1C and Subordinate Certificates will not include accrued interest (settling flat).  The price to be paid by investors for the Class 3A-1A, Class 3A-1B and Class 3X-PPP Certificates will include 23 days of accrued interest.

Interest Accrual Period: The interest accrual period for the Class 3A-1C and Subordinate Certificates for a given Distribution Date will be the period beginning on the 25th day of the month immediately preceding the month during which such Distribution Date occurs (or, in the case of the first Distribution Date, the Closing Date) and ending on the 24th day of the month during which such Distribution Date occurs (on an actual/360 basis).  The interest accrual period for the Class 3A-1A, Class 3A-1B and Class 3X-PPP Certificates will be on the calendar month prior to such Distribution Date (on a 30/360 basis).

ERISA Eligibility: The Offered Certificates are expected to be eligible for purchase by certain plans subject to Title 1 of ERISA or Section 4975 of the Internal Revenue Code.  Prospective investors should review with their legal advisors whether the purchase and holding of the Offered Certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Internal Revenue Code or other similar laws.

SMMEA Treatment: The Class A, Class 3X-PPP, Class 3-B-1, Class 3-B-2, Class 3-B-3, Class 3-B-4 and Class 3-B-5 Certificates are expected to constitute “mortgage related securities” for purposes of SMMEA. The Class 3-B-6, Class 3-B-7, Class 3-B-8, Class 3-B-9, Class 3-B-10, Class 3-B-11, Class 3-B-12, Class 3-B-13, Class 3-B-14 and Class 3X-PPP Certificates are not expected to constitute "mortgage related securities" for purposes of SMMEA.

Optional Termination: The terms of the transaction allow for an optional termination of the Trust which may be exercised once the aggregate principal balance of the Group 3 Mortgage Loans is equal to or less than 10% of the aggregate principal balance of the Group 3 Mortgage Loans as of the Cut-off Date (the “Optional Call Date”).

Pricing Prepayment Speed: The Offered Certificates will be priced to a prepayment speed of 25% CPR.

Compensating Interest: Compensating interest paid by the Servicer with respect to the Mortgage Loans will equal the least of (a) any shortfall for the previous month in interest collections resulting from the timing of payoffs on the Mortgage Loans made from the 15th day of the calendar month before the Distribution Date to the last day of such month, (b) the sum of 1/12 of 0.050% of the aggregate Stated Principal Balance of the Mortgage Loans, any reinvestment income realized by the Servicer relating to payoffs on the Mortgage Loans made during the prepayment period, and interest payments on the payoffs received during the period of the 1st day through the 14th day of the month of the Distribution Date, as applicable and (c) 1/12 of 0.125% of the aggregate Stated Principal Balance of the Mortgage Loans.

Mortgage Loans: As of August 1, 2006, the aggregate principal balance of the Mortgage Loans is approximately $[580,171,781].  The Mortgage Loans consist of conventional, adjustable rate, first lien residential mortgage loans with original terms to maturity of not more than 30 or 40 years.  The Mortgage Loans are conforming balance mortgage loans.  All the Mortgage Loans accrue interest at a mortgage rate which adjusts monthly (after an initial fixed rate period of 1 or 3 months) based upon an Index rate of the 12-month moving average of the monthly yield on United States treasury securities adjusted to a constant maturity of one year (“One-Year MTA”) in the case of the Group 3 Mortgage Loans. After the initial fixed interest rate period, the interest rate for each Mortgage Loan will adjust monthly to equal the sum of the related Index and the gross margin.  As of the Cut-off Date, approximately [39.04] % of the Mortgage Loans were still in their fixed rate period. None of the Mortgage Loans are subject to a periodic rate adjustment cap.  All of the Mortgage Loans are subject to a maximum mortgage rate.

For all of the Mortgage Loans, the Minimum Monthly Payment is set at origination and, after an initial fixed rate period of 1 or 3 months, is adjusted on the first anniversary of the first due date and annually thereafter, subject to the limitations set forth below, to an amount which will fully amortize the Mortgage Loan at the then current mortgage interest rate in equal monthly installments over its remaining term to maturity (the “Minimum Monthly Payment”).  This adjustment is subject to the conditions that (i) the amount of the Minimum Monthly Payment will not increase or decrease by an amount that is more than 7.50% of the current Minimum Monthly Payment, (ii) as of the fifth anniversary of the first due date and on the same day every five years thereafter, the Minimum Monthly Payment will be recast without regard to the limitation in clause (i) above and (iii) if the unpaid principal balance exceeds a percentage (either 110%, 115% or 125%) of the original principal balance due to negative amortization (the “Negative Amortization Limit”), the Minimum Monthly Payment will be recast without regard to the limitation in clause (i) to amortize fully the then unpaid principal balance over the remaining term to maturity.

Negative amortization on a Mortgage Loan will occur when the monthly payment made by the borrower is less than interest accrued at the current mortgage rate on the unpaid principal balance of the Mortgage Loan (such deficiency, “Negative Amortization”).  The amount of the Negative Amortization is added to the unpaid principal balance of the Mortgage Loan.

On the Closing Date, the aggregate principal balance of the Mortgage Loans as of the Cut-off Date is expected to be approximately $ [580,171,781], subject to an increase or decrease of up to 10%.  It is expected that the characteristics of the Mortgage Loans on the closing date will be substantially similar to the characteristics of the Mortgage Loans described herein.  The initial principal balance of any of the Offered Certificates on the Closing Date is subject to an increase or decrease of up to 10% from the amounts shown herein.

Class PPP Certificates: With respect to each Mortgage Loan, (a) all prepayment penalty payments on such Mortgage Loans remitted to the Trust with respect to voluntary full prepayments that have prepayment penalties and (b) any amounts paid by the Servicer, pursuant to the pooling agreement if the Servicer, waives a penalty on a voluntary full prepayment of a Mortgage Loan other than in accordance with the standards set forth in the pooling agreement, or paid by the Depositor pursuant to the mortgage loan sale agreement if it breaches certain representations and warranties with respect to a Mortgage Loan that requires payment of a penalty on voluntary full prepayment (each an "Assigned Prepayment Penalty") will be distributed to the holders of the Class 3X-PPP Certificates in the following manner: on each Distribution Date the Class 3X-PPP Certificates will be entitled to receive all such prepayment penalty payments remitted to the Trust during the period from the 15th day of the immediately preceding calendar month (or, in the case of the first Distribution Date, from the Cut-Off Date) through the 14th day of the current calendar for each Group 3 Mortgage Loan. The holders of the Class PPP Certificates will not receive any prepayment penalty payment with respect to voluntary partial prepayments; each such payment will be retained by the Servicer as additional servicing compensation. No prepayment penalty payments will be available for distribution to holders of the other classes of certificates. Notwithstanding the foregoing, prepayment penalties are neither imposed nor remitted to the Trust (and therefore are not payable to the Class 3X-PPP Certificates) (i) in some cases where the mortgagor sells the mortgaged property and obtains a new mortgage loan originated and serviced by Washington Mutual Bank to purchase another property, provided that the prepayment is made no earlier than one year after origination, (ii) in some cases, for Mortgage Loans with prepayment penalty terms greater than 12 months, where the mortgagor refinances the Mortgage Loan with a new mortgage loan originated and serviced by Washington Mutual Bank, provided that 90 days or less remain in the prepayment penalty term or (iii) for prepayments of accrued but unpaid interest that has been added to principal as a result of negative amortization.  Moreover, regardless of the terms of the mortgage note, the Servicer will not collect prepayment penalties after the third anniversary of the origination of the Mortgage Loan. The Servicer will also not collect prepayment penalties due to involuntary prepayments such as foreclosures. In addition, under certain circumstances set forth in the Pooling Agreement, the payment of any otherwise applicable Assigned Prepayment Penalty by a mortgagor may be waived by the Servicer and, if waived in accordance with the terms of the pooling agreement, the amount of the waived Assigned Prepayment Penalty will not be available for distribution to the holders of the Class 3X-PPP Certificates.

Investors should conduct their own analysis of the effect, if any, that the payment of the Assigned Prepayment Penalties on the Class 3X-PPP Certificates, or decisions by the Servicer with respect to waiver thereof, may have on the performance of such certificates.  General economic conditions and homeowner mobility will also affect the prepayment rate.

In addition, under circumstances described in the pooling agreement, the depositor may be required to repurchase Mortgage Loans from the Trust (or substitute new mortgage loans for those Mortgage Loans). The holders of the Class 3X-PPP Certificates will not be entitled to any prepayment penalty on a Mortgage Loan that was purchased from the Trust or substituted for, or (in the case of a substitution) on the new mortgage loan.

As of the Cut-Off Date, certain of the Mortgage Loans impose prepayment penalties for certain prepayments of principal. See the "Prepay Term (Months)" tables in this preliminary term sheet for information regarding the number of loans, and the related percentage of the mortgage pool, that contain prepayment penalties, broken out for each of the various prepayment penalty terms. Generally, the mortgage loans with prepayment penalties provide for the payment of a penalty in connection with certain voluntary, full or partial prepayments made within a period of time specified in the related mortgage note and generally ranging from six months to three years from the date of origination of such Mortgage Loan. The amount of the applicable prepayment penalty, to the extent permitted by applicable law, is as provided in the related mortgage note. Such prepayment premiums may discourage mortgagors from prepaying their Mortgage Loans during the period such prepayment penalties are in effect and, accordingly, thereby affect the rate of prepayment of such mortgage loans even in a declining interest rate environment.

As of August 1, 2006, some of Mortgage Loans impose penalties for early prepayments in full (but do not impose penalties for partial prepayments) received on or before the first anniversary of the origination of the mortgage loan. As of August 1, 2006, some of Mortgage Loans impose penalties for early prepayments in full (but do not impose penalties for partial prepayments) received on or before the third anniversary of the origination of the mortgage loan.  As of August 1, 2006, some of Mortgage Loans impose penalties for early prepayments in full, and for partial prepayments in the event that aggregate partial prepayments made during a 12-month period exceed 20% of the original principal balance. Those prepayment penalties are in effect for 30 months after the origination of those Mortgage Loans. The amount of the applicable prepayment penalty, to the extent permitted by applicable law, is as provided in the related mortgage note.

As of August 1, 2006, for Mortgage Loans that impose prepayment penalties for voluntary full prepayments received on or before the first anniversary of the origination of the Mortgage Loan, the amount of such prepayment penalty is 2.0% of the original loan amount.

As of August 1, 2006, for Mortgage Loans that impose prepayment penalties for voluntary full prepayments received within three years from origination of the Mortgage Loan, the amount of such prepayment penalty is (i) 3.0% of the original loan amount for voluntary full prepayments received on or before the first anniversary of the origination of the Mortgage Loan, (ii) 2.0% of the original loan amount for voluntary full prepayments received after the first anniversary of the origination of the Mortgage Loan but on or before the second anniversary of the origination of the Mortgage Loan and (iii) 1.0% of the original loan amount for voluntary full prepayments received after the second anniversary of the origination of the Mortgage Loan but on or before the third anniversary of the origination of the Mortgage Loan.

As of August 1, 2006, for Mortgage Loans that impose prepayment penalties for voluntary full prepayments received within 30 months from origination of the Mortgage Loan, the penalty is 2% of the amount of the prepayment in excess of 20% of the original loan amount.

Credit Enhancement: Senior/Subordinate, shifting interest structure.  The credit enhancement information shown below is subject to final rating agency approval. Credit enhancement for the Class A Certificates will consist of the subordination of the Subordinate Certificates, initially [ ]% total subordination (subject to the variance stated in the collateral profile).

Shifting Interest: Until the first Distribution Date occurring after August 2016, the Subordinate Certificates will be locked out from receipt of prepayments in full on a Mortgage Loan (each, a “Payoff”) and partial prepayments on a Mortgage Loan, including any amounts in excess of the Minimum Monthly Payment (each, a “Curtailment”) (net of Negative Amortization) (unless the aggregate principal balance of the Class A Certificates and the Class 3X-PPP principal-only component are paid down to zero or the credit enhancement provided by the Subordinate Certificates has doubled prior to such date as described below).  After such time and subject to standard collateral performance triggers (as described in the WaMu Mortgage Pass–Through Certificates, Series AR (Option ARM Loans) free writing prospectus), the Subordinate Certificates will receive their increasing portions of unscheduled principal payments (net of Negative Amortization).

The prepayment percentages on the Subordinate Certificates are as follows:

Periods:	Unscheduled Principal Payments (%)
September 2006 – August 2016	0% Pro Rata Share
September 2016 – August 2017	30% Pro Rata Share
September 2017 – August 2018	40% Pro Rata Share
September 2018 – August 2019	60% Pro Rata Share
September 2019 – August 2020	80% Pro Rata Share
September 2020 and after	100% Pro Rata Share

Notwithstanding the foregoing, if the credit enhancement provided by the Subordinate Certificates has doubled (subject to the performance triggers described in WaMu Mortgage Pass–Through Certificates, Series AR (Option ARM Loans) free writing prospectus), (i) prior to the Distribution Date in September 2009, and the cumulative realized losses on the Mortgage Loans allocated to the Subordinate Certificates, as a percentage of the aggregate class principal balance of the Subordinate Certificates as of the Closing Date, do not exceed 20%,  the Subordinate Certificates will be entitled to 50% of their pro rata share of Payoffs and Curtailments (net of Negative Amortization) or (ii) on or after the Distribution Date in September 2009, and the cumulative realized losses on the Mortgage Loans allocated to the Subordinate Certificates, as a percentage of the aggregate class principal balance of the Subordinate Certificates as of the Closing Date, do not exceed 30%, the Subordinate Certificates will be entitled to 100% of their pro rata share of Payoffs and Curtailments (net of Negative Amortization).

In the event the current aggregate principal balance of the Class A and Class 3X-PPP Certificates, divided by the Stated Principal Balance of the Group 3 Mortgage Loans (the "Senior Percentage") exceeds the applicable initial Senior Percentage as of the Closing Date, the Class A and Class 3X-PPP Certificates will receive all Payoffs and Curtailments (net of Negative Amortization) for the Group 3 Mortgage Loans.

Stated Principal Balance: The "Stated Principal Balance" of any Mortgage Loan as of any date of determination is equal to its principal balance as of the Cut-Off Date, after application of all scheduled principal payments due on or before the Cut-Off Date, whether or not received, reduced by all amounts allocable to principal that have been distributed to certificateholders with respect to that Mortgage Loan on or before that date of determination, and as further reduced to the extent that any realized loss on that Mortgage Loan has been allocated to one or more classes of certificates on or before that date of determination, and as increased by the amounts of any Negative Amortization with respect to that Mortgage Loan for all prior interest accrual periods.

Class Principal Balance: The "Class Principal Balance" for any Distribution Date and for any class of certificates will equal the aggregate amount of principal to which such class or, in the case of the Class 3X-PPP Certificates, the related principal-only component, is entitled on the Closing Date, reduced by all distributions of principal to that class or component, as applicable, and all allocations of losses required to be borne by that class or component, as applicable, before that Distribution Date and increased by the portion of the aggregate Net Negative Amortization allocated to that class or component, as applicable.

Net Mortgage Rate: The "Net Mortgage Rate" with respect to each Mortgage Loan is equal to the excess, if any, of the mortgage interest rate over the servicing fee rate.

Net WAC Cap: The "Net WAC Cap" for any Distribution Date and the Group 3 Mortgage Loans is equal to the weighted average of the Net Mortgage Rates of the related Mortgage Loans as of the second preceding Due Date (after giving effect to (a) the payments due on the related Mortgage Loans on that Due Date and (b) except for the first Distribution Date, any Payoffs on the related Mortgage Loans received on or before the 14th day of the calendar month of that Due Date).

Adjusted Net WAC Cap: The "Adjusted Net WAC Cap" for the Group 3 Mortgage Loans is equal to the weighted average of the Net Mortgage Rates of the related Mortgage Loans, adjusted on an actual/360 basis.

Maximum Loan Group 3 Rate: The "Maximum Loan Group 3 Rate" is the Adjusted Net WAC Cap for Loan Group 3 modified as follows:  for purposes of calculating the related Net WAC Cap for each related Mortgage Loans, the lifetime maximum mortgage rate for each related Mortgage Loan will be substituted for the per annum mortgage rate for such Mortgage Loan.

Loan Group 3 Balance: The "Loan Group 3 Balance" for any Distribution Date is the aggregate principal balance of the Group 3 Mortgage Loans, respectively, as of the second preceding Due Date (after giving effect to (a) the payments due on the related Mortgage Loans on that Due Date and (b) except for the first Distribution Date, any Payoffs on the related Mortgage Loans received on or before the 14th day of the calendar month of that Due Date).

Weighted Average Certificate Interest Rate:  The "Weighted Average Certificate Interest Rate" for loan group 3 for any Distribution Date is the weighted average of the annual certificate interest rates on the Class A and Subordinate Certificates (each of which annual certificate interest rates, in the case of the Class 3A-1C and Subordinate Certificates, will be multiplied by a fraction, the numerator of which is the actual number of days in the related certificate accrual period and the denominator of which is 30) (such rates weighted), in the case of the Class A and Subordinate Certificates, according to the Class Principal Balance thereof.

Carryover Shortfall Amount:         With respect to the Class 3A-1A and Class 3A-1B Certificates, if, on the initial Distribution Date,  One-Year MTA plus the related margin for the Class 3A-1A and Class 3A-1B Certificates is greater than the applicable Net WAC Cap, then such class will be entitled to the payment of an amount equal to the excess, if any, of (a) the amount of interest that would have accrued on such class at a certificate interest rate equal to the One-Year MTA plus the related margin, over (b) the actual amount of interest accrued on such class for such Distribution Date (the "Carryover Shortfall Amount"). The Class  3A-1A and Class 3A-1B Certificates will not be entitled to Carryover Shortfall Amounts on any other Distribution Date.

With respect to the Class 3A-1C and Subordinate Certificates, if, on any Distribution Date, LIBOR plus the related margin for the Class 3A-1C and Subordinate Certificates is greater than the applicable Adjusted Net WAC Cap, then such class will be entitled to the payment of an amount equal to the sum of (i) the excess, if any, of (a) the lesser of (1) interest accrued at LIBOR plus the related margin for such class and (2) in the case of the Class 3A-1C and the Subordinate Certificates, the related Maximum Loan Group 3 Rate, over (b) interest accrued on such class at the applicable Net WAC Cap and (ii) the unpaid portion of any such excess from previous Distribution Dates (and any interest thereon at the Certificate Interest Rate for such class without giving effect to the related Adjusted Net WAC Cap) (together, the "Carryover Shortfall Amount").

Carryover Shortfall Amounts will be paid to the Class A Certificates pro rata according to such Carryover Shortfall Amounts, from the aggregate interest otherwise distributable to the Class 3X-PPP Certificates (after the reduction due to Net Negative Amortization allocated to the Class 3X-PPP Certificates) (which interest otherwise distributable to the Class 3X-PPP Certificates will be reduced as described herein under "Structure Rules-Certificates Priority of Distribution". Carryover Shortfall Amounts will be paid, sequentially in order of seniority, to the Subordinate Certificates, from the remaining interest otherwise distributable to the Class 3X-PPP Certificates (after the reduction due to Net Negative Amortization allocated to the Class 3X-PPP Certificates and the reduction due to payment of Carryover Shortfall Amounts to the Class A Certificates).

Adjusted Cap Rate:  The "Adjusted Cap Rate" for any Distribution Date and the Class 3A-1A and Class 3A-1B Certificates will equal a fraction, the numerator of which is equal to the product of (i) the amount of interest accrued on the Mortgage Loans in Loan Group 3 at the Net WAC Cap for Loan Group 3 for that Distribution Date less the Net Negative Amortization with respect to Loan Group 3 and (ii) 12, and the denominator of which is the Loan Group 3 Balance.

The "Adjusted Cap Rate" for any Distribution Date and the Class 3A-1C and Subordinate Certificates will equal a fraction, the numerator of which is equal to the product of (i) the amount of interest accrued on the Mortgage Loans in Loan Group 3 at the Net WAC Cap for Loan Group 3 for that Distribution Date less the Net Negative Amortization with respect to Loan Group 3 and (ii) 12, and the denominator of which is the Loan Group 3 Balance, such fraction multiplied by a ratio, the numerator of which is 30 and the denominator of which is the actual number of days in the related certificate accrual period.

Negative Amortization:  The Mortgage Loans may experience negative amortization when the interest accrued on a Mortgage Loan exceeds the monthly payment due on such Mortgage Loan.  Such excess is deferred and added to the unpaid principal balance of such Mortgage Loan.

Net Negative Amortization:  The "Net Negative Amortization'' for the Mortgage Loans and for the Group 3 Mortgage Loans for any Distribution Date will equal the excess, if any, of (i) the aggregate amount of Negative Amortization with respect to the related Mortgage Loans during the prior calendar month over (ii) the aggregate amount of Payoffs and Curtailments received with respect to the related Mortgage Loans during the related Prepayment Period.

For any Distribution Date, the Net Negative Amortization for each of the Group 3 Mortgage Loans will be allocated among the certificates as follows:

(i) first, the Net Negative Amortization for the Group 3 Mortgage Loans, to the Class 3X-PPP Certificates in reduction of the interest otherwise payable to the Class 3X-PPP Certificates, until such amount is reduced to zero; and

(ii) second, the Net Negative Amortization for the Group 3 Mortgage Loans remaining after the allocations pursuant to clause (i) above, to the Class 3A-1A, Class 3A-1B and Class 3A-1C and Subordinate Certificates in proportion to the excess, if any, for each such class of (x) the current interest accrued at the applicable certificate interest rate for such class over (y) the amount of current interest that would have accrued had the certificate interest rate for such class equaled the Adjusted Cap Rate for such class and for such Distribution Date.

The amount of Net Negative Amortization allocated to the Class 3X-PPP Certificates in reduction of the interest otherwise payable to such Class and derived from the Mortgage Loans in Loan Group 3 will be added to the Class Principal Balance of the Class 3X-PPP Certificate. The amount of Net Negative Amortization allocated to any Class of Class A or Subordinate Certificates in reduction of the interest otherwise payable to such class will be added to the Class Principal Balance of such class.

Structure Rules

Allocation of Realized Losses:    Any realized losses on the Group 3 Mortgage Loans will be allocated as follows: first, to the Subordinate Certificates in reverse order of their numerical Class designations, in each case until the respective class principal balance has been reduced to zero; second, to the Class A and Class 3X-PPP Certificates, pro rata, until their respective Class Principal Balances have been reduced to zero; provided, however, that aggregate losses so allocated to the Class A Certificates will be allocated first, to the Class 3A-1C Certificates, until the Certificate Principal Balance thereof has been reduced to zero; second, to the Class 3A-1B Certificates until the Certificate Principal Balance thereof has been reduced to zero; and third, to the Class 3A-1A Certificates until the Class Principal Balance thereof has been reduced to zero.

Certificates Priority of Distributions:  Available funds from the Mortgage Loans will be distributed in the following order of priority:

1) to the Class A and Class 3X-PPP Certificates, accrued and unpaid interest, pro rata, at the related certificate interest rate; provided, however, that any interest otherwise distributable with respect to the Class 3X-PPP Certificates will be reduced to the extent needed to pay any Carryover Shortfall Amounts as described below (after giving effect to the allocation of any Net Negative Amortization);

2) from the Group 3 Mortgage Loans, as principal, sequentially, as follows:

(a) first, to the Class 3A-1A, Class 3A-1B and Class 3A-1C Certificates, as principal, concurrently, pro rata according to principal balance, as follows:

(i)         to the Class 3A-1A Certificates until its Class Principal Balance is reduced to zero;

(ii)         to the Class 3A-1B Certificates until its Class Principal Balance is reduced to zero; and

(iii)        to the Class 3A-1C Certificates until its Class Principal Balance is reduced to zero; and

(b) second, to the Class 3X-PPP Certificates, until the Class 3X-PPP Principal Balance has been reduced to zero;

3)         (a) on the initial Distribution Date, to the Class 3A-1A, Class 3A-1B and Class 3A-1C Certificates, their Carryover Shortfall Amounts, pro rata according to such Carryover Shortfall Amounts, from the aggregate interest otherwise distributable to the Class 3X-PPP Certificates on such Distribution Date (in each case, after the reduction due to Net Negative Amortization allocated to the Class 3X-PPP Certificates); and

            (b) on each Distribution Date after the initial Distribution Date, to the Class 3A-1C Certificates, their Carryover Shortfall Amounts from the aggregate interest otherwise distributable to the Class 3X-PPP Certificates on such Distribution Date (after the reduction due to Net Negative Amortization allocated to the Class 3X-PPP Certificates);

4) to the Class 3-B-1 Certificates, accrued and unpaid interest at the Class 3-B-1 certificate interest rate;

5) to the Class 3-B-1 Certificates, principal allocable to such Class;

6) to the Class 3-B-2 Certificates, accrued and unpaid interest at the Class 3-B-2 certificate interest rate;

7) to the Class 3-B-2 Certificates, principal allocable to such Class;

8) to the Class 3-B-3 Certificates, accrued and unpaid interest at the Class 3-B-3 certificate interest rate;

9) to the Class 3-B-3 Certificates, principal allocable to such Class;

10) to the Class 3-B-4 Certificates, accrued and unpaid interest at the Class 3-B-4 certificate interest rate;

11) to the Class 3-B-4 Certificates, principal allocable to such Class;

12) to the Class 3-B-5 Certificates, accrued and unpaid interest at the Class 3-B-5 certificate interest rate;

13) to the Class 3-B-5 Certificates, principal allocable to such Class;

14) to the Class 3-B-6 Certificates, accrued and unpaid interest at the Class 3-B-6 certificate interest rate;

15) to the Class 3-B-6 Certificates, principal allocable to such Class;

16) to the Class 3-B-7 Certificates, accrued and unpaid interest at the Class 3-B-7 certificate interest rate;

17) to the Class 3-B-7 Certificates, principal allocable to such Class;

18) to the Class 3-B-8 Certificates, accrued and unpaid interest at the Class 3-B-8 certificate interest rate;

19) to the Class 3-B-8 Certificates, principal allocable to such Class;

20) to the Class 3-B-9 Certificates, accrued and unpaid interest at the Class 3-B-9 certificate interest rate;

21) to the Class 3-B-9 Certificates, principal allocable to such Class;

22) to the Class 3-B-10 Certificates, accrued and unpaid interest at the Class 3-B-10 certificate interest rate;

23) to the Class 3-B-10 Certificates, principal allocable to such Class;

24) to the Class 3-B-11 Certificates, accrued and unpaid interest at the Class 3-B-11 certificate interest rate;

25) to the Class 3-B-11 Certificates, principal allocable to such Class;

26) to the Class 3-B-12, Class 3-B-13 and Class 3-B-14 Certificates, in sequential order, accrued and unpaid interest and principal in the same manner as for the Senior Subordinate Certificates;

27) to the Class 3-B-1, Class 3-B-2, Class 3-B-3, Class 3-B-4, Class 3-B-5, Class 3-B-6, Class 3-B-7, Class 3-B-8, Class 3-B-9, Class 3-B-10, Class 3-B-11, Class 3-B-12, Class 3-B-13 and Class 3-B-14 Certificates, in sequential order, their Carryover Shortfall Amounts, from remaining aggregate interest otherwise distributable to the Class 3X-PPP Certificates (after the reduction due to Net Negative Amortization allocated to the Class 3X-PPP Certificates and the reduction due to payment of Carryover Shortfall Amounts to the Class A Certificates); and

28) to the Class R Certificate, any remaining amount.

In addition, see "Transaction Summary – Class PPP Certificates" in this preliminary term sheet for a description of the distributions on the Class PPP Certificates.

IMPORTANT NOTICE REGARDING COLLATERAL MATERIALS

                The information contained in this section has not been independently verified by WaMu Capital Corp.  The information contained in this section is preliminary and subject to change and supersedes information contained in any prior collateral materials for this transaction.

WaMu Mortgage Pass-Through Certificates
Series 2006-AR11 Group 3
Mortgage Loans
Preliminary Collateral Information As of 08/01/06

TOTAL CURRENT BALANCE	$580,171,781
TOTAL ORIGINAL BALANCE	$580,951,725

NUMBER OF LOANS	2,205

			Minimum		Maximum
AVG CURRENT BALANCE	$263,116		$20,700		$712,500
AVG ORIGINAL BALANCE	$263,470		$20,700		$712,500

WAVG GROSS COUPON	4.85%		1.00%		9.13%
WAVG GROSS MARGIN	2.69%		1.75%		4.85%
WAVG MAX INT RATE	10.01%		9.45%		12.20%

WAVG CURRENT LTV	70.29%		5.37%		95.11%

WAVG FICO SCORE	731		585		823

WAVG MONTHS TO ROLL	1	Month(s)	1	Month(s)	1	Month(s)

WAVG NEG AM LIMIT	110%		110%		125%
WAVG PAYMENT CAP	7.50%		7.50%		7.50%
WAVG RECAST	60	Month(s)	60	Month(s)	60	Month(s)

WAVG ORIGINAL TERM	392	Month(s)	360	Month(s)	480	Month(s)
WAVG REMAINING TERM	392	Month(s)	355	Month(s)	480	Month(s)
WAVG SEASONING	1	Month(s)	0	Month(s)	5	Month(s)

NZ WAVG PREPAY TERM	19	Month(s)	12	Month(s)	36	Month(s)

TOP STATE CONC	CA(45.01%),FL(14.11%),WA(5.13%)
MAXIMUM CA ZIPCODE	0.37%

FIRST PAY DATE			April 1,2006		September 1,2006

RATE CHANGE DATE			September 1,2006		September 1,2006

MATURITY DATE			March 1,2036		August 1,2046

PRODUCT	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Monthly MTA	2,205	$580,171,780.52	100.00%
Total	2,205	$580,171,780.52	100.00%

INDEX	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
MTA	2,205	$580,171,780.52	100.00%
Total	2,205	$580,171,780.52	100.00%

CURRENT BALANCE ($)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1—100,000	88	$6,783,868.44	1.17%
100,001—200,000	545	86,390,518.61	14.89
200,001—300,000	772	194,682,179.45	33.56
300,001—400,000	661	231,797,179.52	39.95
400,001—500,000	126	53,097,439.35	9.15
500,001—600,000	8	4,147,383.07	0.71
600,001—700,000	4	2,560,712.08	0.44
700,001—800,000	1	712,500.00	0.12
Total	2,205	$580,171,780.52	100.00%

GROSS COUPON (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
0.751—1.000	345	$91,303,578.00	15.74%
1.001—1.250	266	73,839,830.76	12.73
1.251—1.500	65	17,913,746.87	3.09
1.501—1.750	39	10,082,856.49	1.74
1.751—2.000	58	15,165,395.17	2.61
2.001—2.250	21	6,161,700.93	1.06
2.251—2.500	12	3,219,550.00	0.55
2.501—2.750	7	1,420,455.22	0.24
2.751—3.000	26	4,503,012.72	0.78
3.001—3.250	5	1,282,140.00	0.22
3.251—3.500	3	599,600.00	0.10
3.501—3.750	4	620,699.43	0.11
3.751—4.000	2	363,954.47	0.06
6.001—6.250	4	1,193,327.24	0.21
6.251—6.500	26	6,280,298.98	1.08
6.501—6.750	157	40,683,722.07	7.01
6.751—7.000	314	83,520,508.22	14.40
7.001—7.250	461	121,588,589.67	20.96
7.251—7.500	279	72,951,741.96	12.57
7.501—7.750	19	5,266,237.88	0.91
7.751—8.000	33	6,914,966.54	1.19
8.001—8.250	18	4,630,449.55	0.80
8.251—8.500	22	6,049,554.84	1.04
8.501—8.750	17	4,126,909.92	0.71
8.751—9.000	1	225,309.20	0.04
9.001—9.250	1	263,644.39	0.05
Total	2,205	$580,171,780.52	100.00%

GROSS MARGIN (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1.501—1.750	1	$208,388.00	0.04%
1.751—2.000	32	8,151,853.35	1.41
2.001—2.250	141	38,920,707.98	6.71
2.251—2.500	507	135,572,903.30	23.37
2.501—2.750	737	194,900,709.39	33.59
2.751—3.000	596	157,043,978.34	27.07
3.001—3.250	31	7,494,630.58	1.29
3.251—3.500	53	11,742,179.14	2.02
3.501—3.750	38	9,389,732.70	1.62
3.751—4.000	34	8,611,770.60	1.48
4.001—4.250	25	5,798,287.97	1.00
4.251—4.500	7	1,662,465.58	0.29
4.501—4.750	2	488,953.59	0.08
4.751—5.000	1	185,220.00	0.03
Total	2,205	$580,171,780.52	100.00%

MAX INT RATE (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
9.251—9.500	1	$314,231.51	0.05%
9.501—9.750	444	111,996,057.15	19.30
9.751—10.000	918	243,172,302.70	41.91
10.001—10.250	569	157,767,067.80	27.19
10.251—10.500	94	23,747,411.24	4.09
10.501—10.750	26	5,582,696.92	0.96
10.751—11.000	77	16,988,555.34	2.93
11.001—11.250	39	11,229,660.43	1.94
11.251—11.500	26	6,523,266.53	1.12
11.501—11.750	6	1,568,744.37	0.27
11.751—12.000	3	747,368.33	0.13
12.001—12.250	2	534,418.20	0.09
Total	2,205	$580,171,780.52	100.00%

ORIGINAL TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
360	1,646	$423,064,615.46	72.92%
480	559	157,107,165.06	27.08
Total	2,205	$580,171,780.52	100.00%

NEG AM LIMIT (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
110	2,158	$568,725,106.18	98.03%
115	1	147,183.01	0.03
125	46	11,299,491.33	1.95
Total	2,205	$580,171,780.52	100.00%

REMAINING TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
351—360	1,646	$423,064,615.46	72.92%
471—480	559	157,107,165.06	27.08
Total	2,205	$580,171,780.52	100.00%

SEASONING (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 0	807	$213,363,627.00	36.78%
1—6	1,398	366,808,153.52	63.22
Total	2,205	$580,171,780.52	100.00%

CURRENT LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 20	25	$3,836,070.14	0.66%
21—25	12	2,511,088.83	0.43
26—30	27	5,649,223.58	0.97
31—35	41	7,901,156.01	1.36
36—40	46	10,362,785.44	1.79
41—45	46	10,912,071.54	1.88
46—50	78	20,847,761.26	3.59
51—55	84	22,596,900.92	3.89
56—60	98	27,853,562.01	4.80
61—65	145	39,923,019.69	6.88
66—70	258	69,961,152.76	12.06
71—75	259	70,977,728.31	12.23
76—80	951	255,969,790.97	44.12
81—85	52	13,320,174.91	2.30
86—90	58	11,549,722.19	1.99
91—95	24	5,791,204.17	1.00
96—100	1	208,367.79	0.04
Total	2,205	$580,171,780.52	100.00%

ORIGINAL LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 20	25	$3,836,070.14	0.66%
21—25	12	2,511,088.83	0.43
26—30	27	5,649,223.58	0.97
31—35	40	7,801,394.32	1.34
36—40	47	10,462,547.13	1.80
41—45	46	10,912,071.54	1.88
46—50	77	20,535,280.66	3.54
51—55	84	22,693,855.07	3.91
56—60	100	28,252,940.10	4.87
61—65	147	40,222,901.94	6.93
66—70	262	71,017,477.18	12.24
71—75	257	70,966,387.41	12.23
76—80	987	265,215,237.88	45.71
81—85	11	2,546,010.59	0.44
86—90	59	11,891,536.35	2.05
91—95	24	5,657,757.80	0.98
Total	2,205	$580,171,780.52	100.00%

FICO SCORE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
580—599	2	$460,397.14	0.08%
600—619	4	932,130.23	0.16
620—639	20	4,304,558.27	0.74
640—659	94	22,173,791.46	3.82
660—679	125	30,042,668.67	5.18
680—699	318	88,414,916.77	15.24
700—719	320	87,692,638.99	15.11
720—739	357	93,004,987.02	16.03
740—759	329	89,079,255.23	15.35
760—779	294	78,415,143.88	13.52
780—799	221	57,232,015.56	9.86
800 >=	121	28,419,277.30	4.90
Total	2,205	$580,171,780.52	100.00%

DOCUMENTATION	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Full	405	$99,705,441.07	17.19%
Reduced	1,800	480,466,339.45	82.81
Total	2,205	$580,171,780.52	100.00%

OCCUPANCY	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Investor	297	$73,107,314.50	12.60%
Owner Occupied	1,607	435,440,976.18	75.05
Second Home	301	71,623,489.84	12.35
Total	2,205	$580,171,780.52	100.00%

PROPERTY TYPE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
2-4 Family	115	$40,947,829.32	7.06%
Condo	460	111,003,511.00	19.13
Co-op	13	3,054,772.88	0.53
PUD	350	92,883,579.85	16.01
Single Family	1,267	332,282,087.47	57.27
Total	2,205	$580,171,780.52	100.00%

PURPOSE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Purchase	910	$229,077,802.02	39.48%
Refi—Cash Out	945	255,614,406.47	44.06
Refi—No Cash Out	350	95,479,572.03	16.46
Total	2,205	$580,171,780.52	100.00%

PREPAY TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
0	475	$129,224,071.78	22.27%
12	1,202	319,011,110.42	54.99
30	43	11,968,766.54	2.06
36	485	119,967,831.78	20.68
Total	2,205	$580,171,780.52	100.00%

STATE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
AK	1	$200,048.48	0.03%
AR	1	112,500.00	0.02
AZ	104	23,089,159.90	3.98
CA	853	261,127,100.07	45.01
CO	31	7,474,588.06	1.29
CT	21	6,276,104.22	1.08
DC	6	1,723,277.79	0.30
DE	1	224,219.31	0.04
FL	366	81,858,065.53	14.11
GA	35	6,974,437.69	1.20
ID	8	1,909,440.50	0.33
IL	119	29,330,661.35	5.06
IN	6	786,719.52	0.14
KY	4	1,022,251.59	0.18
LA	1	179,571.05	0.03
MA	28	6,655,083.53	1.15
MD	36	8,936,243.04	1.54
ME	1	233,250.00	0.04
MI	36	7,962,754.40	1.37
MN	21	4,907,176.08	0.85
MO	2	214,643.51	0.04
NC	8	1,823,547.70	0.31
NH	5	1,149,977.28	0.20
NJ	56	16,348,273.99	2.82
NM	5	670,007.78	0.12
NV	78	17,907,755.87	3.09
NY	67	20,812,405.56	3.59
OH	30	4,897,333.25	0.84
OK	1	120,775.50	0.02
OR	33	8,485,979.47	1.46
PA	15	3,301,741.74	0.57
RI	4	955,142.10	0.16
SC	3	359,463.12	0.06
SD	1	382,346.30	0.07
TN	1	127,615.16	0.02
TX	32	5,837,639.60	1.01
UT	26	5,622,123.71	0.97
VA	25	6,651,895.03	1.15
VT	1	99,522.26	0.02
WA	116	29,787,696.34	5.13
WI	16	3,303,960.82	0.57
WV	1	329,282.32	0.06
Total	2,205	$580,171,780.52	100.00%

BACK DTI (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Data Not Compiled	533	$138,540,742.77	23.88%
15.00 or less	53	11,579,487.05	2.00
15.01—20.00	62	13,828,501.54	2.38
20.01—25.00	116	30,466,209.31	5.25
25.01—30.00	187	45,995,865.36	7.93
30.01—35.00	269	70,418,065.70	12.14
35.01—40.00	377	101,565,834.37	17.51
40.01—45.00	264	76,116,669.98	13.12
45.01—50.00	195	51,818,707.95	8.93
50.01—55.00	98	26,182,508.91	4.51
55.01—60.00	31	7,862,158.77	1.36
60.01 >=	20	5,797,028.81	1.00
Total	2,205	$580,171,780.52	100.00%

 At origination, the weighted average monthly debt-to-income ratio of all debt of the mortgage loans (exclusive of the data not compiled) was approximately 37.58%.

With respect to the data not compiled for the mortgage loans, no assurance can be given that the monthly debt-to-income ratio of all debt distribution of such mortgage loans does not differ from such distribution for the remaining mortgage loans, and the distribution could differ substantially

COMBINED LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
No Second Lien	1,733	$454,014,577.71	78.26%
60.00 or less	30	7,647,949.74	1.32
60.01—65.00	4	889,058.33	0.15
65.01—70.00	13	3,448,412.76	0.59
70.01—75.00	8	2,072,965.11	0.36
75.01—80.00	14	3,808,097.69	0.66
80.01—85.00	24	6,676,786.20	1.15
85.01—90.00	375	100,905,198.32	17.39
90.01—95.00	3	581,119.50	0.10
95.01—100.00	1	127,615.16	0.02
Total	2,205	$580,171,780.52	100.00%

 At origination, the weighted average combined loan-to-value ratio of the first and second liens of the mortgage loans (exclusive of mortgage loans with no second lien) was approximately 85.49%.